Exhibit 10.1

Execution Version

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of July 14, 2022 (the “Effective Date”), is entered into by and among Quoin Pharmaceuticals, Inc., a Delaware corporation, with headquarters located at 42127 Pleasant Forest Ct, Ashburn, VA 20148 (“Quoin”), Quoin Pharmaceuticals Ltd. (formerly known as Cellect Biotechnology Ltd.), an Israeli company, with headquarters located at Azrieli Center, Round Tower, 30th Floor, 132 Menachem Begin Blvd, Tel Aviv, 6701101 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Quoin, the Company and the Holder are referred to collectively herein as the “parties” and each as a “party.” Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Series A Warrant and/or Exchange Warrants, as applicable.

WHEREAS:

A.          Pursuant to the Securities Purchase Agreement (as amended, the “Primary Financing SPA”) by and among Quoin, the Company and the Holder, dated as of March 24, 2021, Quoin issued to the Holder a Series A warrant (as amended, “Series A Warrant”), Series B warrant (as amended, “Series B Warrant”) and Series C warrant (as amended, “Series C Warrant” and together with Series A Warrant and Series B Warrant, the “Primary Financing Warrants”), which are exercisable to purchase American Depositary Shares (“ADSs”) of the Company.

B.          Pursuant to the Securities Purchase Agreement (as amended, the “Bridge SPA”) by and between Quoin and the Holder, dated as of March 24, 2021, Quoin issued to the Holder three series of warrants to purchase shares of Quoin's common stock, which were exchanged for warrants to purchase ADSs of the Company on October 28, 2021 upon the consummation of the transactions contemplated pursuant to that certain Agreement and Plan of Merger, dated as of March 24, 2021, by and among Quoin, the Company and CellMSC, Inc., a Delaware corporation and wholly owned subsidiary of the Company (as amended, collectively, the “Exchange Warrants”).

C.          Quoin, the Company and the Holder entered into that certain Registration Rights Agreement, dated as of March 24, 2021 (as amended, the “RRA”).

D.          Quoin, the Company and the Holder entered into that certain Waiver Agreement, dated as of June 6, 2022 (the “Waiver” and together with the Primary Financing SPA, the Bridge SPA, the RRA, the Primary Financing Warrants and the Exchange Warrants, “Transaction Documents”).

E.          Series B Warrant was exercised in full, and Quoin, the Company and the Holder wish to further amend the Series A Warrant and the Exchange Warrants, all as set forth herein.

F.          Upon receipt by each party to this Agreement of this Agreement duly executed and delivered by such other parties to this Agreement, the amendments, transactions and other provisions of this Agreement shall be effective as of the Effective Date.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Amendments.

(a)	As of the Effective Date, Section 1(b) of each of the Exchange Warrants and the Series A Warrant is hereby amended and restated to read as follows:

“Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.00 per ADS.”

(b)	As of the Effective Date, Section 2(k) of each of the Exchange Warrants and Section 2(d) of the Series A Warrant is hereby amended and restated to read as follows:

“Change in ADS Ratio. If after the Issuance Date the ratio of ADSs to Ordinary Shares is increased or reduced, then the number of Warrant Shares to be delivered upon exercise of this Warrant will be proportionately adjusted.”

(c)	Section 4(a), Purchase Rights, of each of the Exchange Warrants and Series A Warrant is hereby deleted.

2.	Exercise of Warrants. Subject to the provisions of Section 1(f) of the Series A Warrant and Exchange Warrants (the “Blocker Provisions”), the Holder shall, within thirteen (13) Trading Days after the Effective Date or as soon as practicable thereafter to enable the Holder to exercise without violating the Blocker Provisions, exercise: (i) the Exchange Warrants for, and the Company shall issue and deliver to the Holder, 1,238,429 ADSs (as adjusted for any stock dividend, stock split, stock combination reclassification or similar transaction relating to the ADSs or the Ordinary Shares underlying the ADSs occurring after the Effective Date); and (ii) the Series A Warrant for, and the Company shall issue and deliver to the Holder, 3,761,571 ADSs (as adjusted for any stock dividend, stock split, stock combination reclassification or similar transaction relating to the ADSs or the Ordinary Shares underlying the ADSs occurring after the Effective Date) (ADSs in (i) and (ii), collectively, the “Final ADSs”). The Company shall credit the Final ADSs, which shall not bear any restrictive legend, to the Holder's or its designee's balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian system on or prior to the applicable Share Delivery Date.

3.	Termination of Transaction Documents. The Holder acknowledges and agrees that effective upon the Effective Date:

(a)	the remaining outstanding Series A Warrant to purchase 514,681 ADSs is cancelled;

(b)	Series C Warrant to purchase 2,389,670 ADSs is cancelled;

(c)	the Company has no obligation to, and the Company will not, issue an additional Series A Warrant and an additional Series B Warrant, each to purchase 2,389,670 ADSs (as adjusted for any stock dividend, stock split, stock combination reclassification or similar transaction relating to the ADSs or the Ordinary Shares underlying the ADSs occurring after the Effective Date); and

(d)	any and all of the Company’s and/or Quoin’s other obligations, agreements, and covenants, as applicable, under the Transaction Documents are terminated, and such Transaction Documents are null and void and are of no further force or effect, provided, however, that the RRA shall remain in full force and effect with respect to the registration for resale by the Holder of Ordinary Shares underlying the Final ADSs as Registrable Securities thereunder in accordance with the terms thereof until such time as the Holder has sold such Ordinary Shares; provided, further, that the Series A Warrant and Exchange Warrants, each as amended by the terms of this Agreement, shall remain in full force and effect with respect to the Ordinary Shares underlying the Final ADSs until such time as the Holder has exercised such warrants in accordance with Section 2.

4.	Registration Statement. The Company hereby agrees that it shall not file any registration statement with the Securities and Exchange Commission (other than on Form F-4 or Form S-8 (each as promulgated under the Securities Act of 1933, as amended) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans) until the earlier of (i) thirteen (13) Trading Days after the Effective Date (such actual date of filing, the “Filing Date”), and (ii) the date when the aggregate trading volume of ADSs on or after the Effective Date is equal to or exceeds 25 million ADSs (as adjusted for any stock dividend, stock split, stock combination reclassification or similar transaction relating to the ADSs or the Ordinary Shares underlying the ADSs occurring after the Effective Date) (the date described in this clause (ii), the “Suspension Date”).

5.	Lock Up. The Company may, at any time after the earlier of (i) the date that is ten (10) Trading Days after the Filing Date, and (ii) the Suspension Date, and on no more than one (1) occasion, deliver a written notice (the “Lock-Up Notice” and the date the Holder receives the Lock-Up Notice, the “Lock-Up Notice Date”) to the Holder instructing the Holder of the Lock-Up Period (as defined below). Such Lock-Up Notice may only be provided after 4:00 p.m. New York City time on the Lock-Up Notice Date. The Holder hereby agrees not to sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), ADSs or Ordinary Shares with respect to which the Holder has beneficial ownership within the rules and regulations of the Securities and Exchange Commission during the Lock-Up Period. For the avoidance of doubt, the Holder will not be prohibited as set forth herein in connection with the settlement of any sale of ADSs or Ordinary Shares for which the Holder has entered into a contract for sale prior to the Holder's receipt of the Lock-Up Notice and for which the Holder has not yet settled. As used herein, “Lock-Up Period” means the period beginning on 5:00 p.m., New York City time, on the Lock-Up Notice Date and ending by no later than 5:00 p.m., New York City time on the date that is twenty (20) Trading Days following the Lock-Up Notice Date.

6.	Standstill. The Holder hereby agrees that neither the Holder nor any of its affiliates have any right to participate in any future public or private offering of securities of the Company.

7.	Representations and Warranties. The Holder represents and warrants to the Company and Quoin that the Holder, and each of the Company and Quoin represents and warrants to the Holder that each of the Company and Quoin, as of the Effective Date: (i) is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement; (ii) has duly executed and delivered on behalf of the applicable party this Agreement. The Holder and each of the Company and Quoin represents and warrants, as of the Effective Date, that: (a) this Agreement, once executed and delivered by the parties, constitutes the valid and legally binding obligation of the Holder and each of the Company and Quoin, as applicable, enforceable against such person in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies; and (b) the execution, delivery and performance by the applicable party of this Agreement and the consummation by such person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such person to perform its obligations hereunder.

8.	Cleansing. The Company hereby agrees to file with the Securities and Exchange Commission on or before 8:30 a.m., New York City time, on the first Trading Day following the Effective Date, a Report of Foreign Private Issuer on Form 6-K (and attaching the form of this Agreement as an exhibit to such filing (including all schedules and attachments), the “6-K Filing”), publically disclosing the transactions as contemplated by this Agreement in accordance with applicable laws, rules and regulations. Immediately following the filing of the 6-K Filing, the Holder shall not be in possession of any material, nonpublic information received from the Company, Quoin, any of their respective Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, that is not disclosed in the 6-K Filing. In addition, effective upon the filing of the 6-K Filing, each of Quoin and the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Quoin and/or the Company, any of their respective Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Holder and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.

9.	Miscellaneous.

(a)	The Company shall reimburse the Holder for its reasonable legal fees and expenses actually incurred in connection with the preparation and negotiation of this Agreement and transactions contemplated hereby, by paying any such amount to Schulte Roth & Zabel LLP (the “Holder Counsel Expense”) within two (2) Business Days of receiving the invoice of Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP. The Holder Counsel Expense incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(b)	Provisions of this Agreement may be amended and the observance thereof may be waived, only with the written consent of all parties to this Agreement. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(c)	Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iii) two days after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be as follows:

If to the Company or Quoin:

Quoin Pharmaceuticals Ltd.

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv, 6701101

Attention: Michael Myers, Ph.D.

E-mail: mmyers@quoinpharma.com

With a copy (for informational purposes only) to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA

Attention: Yelena Barychev, Esq.

Email: yelena.barychev@blankrome.com

If to the Holder:

c/o Altium Capital Management, LP

152 West 57th Street, 20th Floor

New York, NY 10019

Attention: Joshua Thomas

Telephone: 212-259-8404

E-mail: jthomas@altiumcap.com

With a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer Klein, Esq.

Email: eleazer.klein@srz.com

or to such other address, facsimile number and/or email address to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) electronically generated by e-mail transmission containing the time, date, e-mail address or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(d)	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e)	If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f)	This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes in their entirety all prior negotiations, understandings and agreements between the Company, any of its subsidiaries or any of their respective shareholders, members, partners, officers, directors, managers, affiliates, employees or agents (collectively “Representatives”), on the one hand, and the Holder or any of its Representatives, on the other hand, whether written or oral. There are no restrictions, promises, warranties or undertakings with respect to the subject matter hereof, other than those set forth or referred to herein.

(g)	This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(h)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i)	This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j)	Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)	The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective signature pages to this Agreement to be duly executed as of the Effective Date.

COMPANY:

QUOIN PHARMACEUTICALS LTD.

By:	/s/ Dr. Michael Myers
	Name:	Dr. Michael Myers
	Title:	Chief Executive Officer

QUOIN:

QUOIN PHARMACEUTICALS INC.

By:	/s/ Dr. Michael Myers
	Name:	Dr. Michael Myers
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused their respective signature pages to this Agreement to be duly executed as of the Effective Date.

HOLDER:

ALTIUM GROWTH FUND, LP

By:	/s/ Mark Gottlieb
	Name:	Mark Gottlieb
	Title:	COO